Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS dated for reference the 1st day of June, 2024.

BETWEEN:

SILVER RESERVE CORP, a corporation existing under the laws of the State of Nevada, with a head office at Suite 106, 1135 Terminal Way, Reno, Nevada, United States, 89502.

(hereinafter referred to as “Silver Reserve”)

OF THE FIRST PART

AND:

ATHENA GOLD CORPORATION, a corporation existing under the laws of the State of Delaware, with a head office at Suite 312, 2010A Harbison Drive, Vacaville, California, United States, 95687.

(hereinafter referred to as “Athena Gold”)

OF THE SECOND PART

WHEREAS:

A.Silver Reserve is the sole registered and beneficial owner of a 100% right, title and interest in and to (i) certain mineral claims known as Blue Dick, situated in Esmeralda County, Nevada, as more particularly described in Schedule "A" attached hereto and forming part hereof (hereinafter, together with any form of successor or substitute mineral tenure, called the “Mining Claims”) and (ii) the Books and Records as such term is defined in this Agreement;

B.Silver Reserve wishes to sell, transfer, assign and convey to Athena Gold, and Athena Gold wishes to purchase and acquire from Silver Reserve, all of the right, title and interest of Silver Reserve in and to the Purchased Assets (as such term is defined in this Agreement), pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual promises, covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules attached hereto, the following terms shall have the following meanings:

(a) “Agreement” means this Purchase and Sale Agreement and all attached schedules, as supplemented, amended, restated, or replaced from time to time in accordance with the terms hereof;

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(b) "Applicable Law" means any federal, state or municipal statute, law, ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise) or order that applies to the Parties, the Mining Claims, and includes the applicable by-laws or rules and policies of any stock exchange, including the Exchange, or securities commissions having jurisdiction;

(c) "Approvals" means any and all approvals, authorizations, consents or other orders of any Government Authority or any third party, including any stock exchange (including the Exchange) or securities commission having jurisdiction;

(d) "Books and Records" means all books and records (whether or not recorded on computer or computer related media) of Silver Reserve and/or Athena Gold relating to the Mining Claims, including, where applicable, all surveys, plans or specifications, technical reports, pre-feasibility studies, feasibility studies, environmental reports, test results, designs, research data, research plans, development plans, processes, formulas, drawings, technology and related manuals, unpatented blueprints, flow sheets documents, technical information and data, maps, drill core samples and assays and maintenance and repair records;

(e) "Business Day" means any calendar day other than a Saturday or Sunday or any day that is a statutory or civic holiday in the state of Nevada;

(f) "Closing" means the completion of the sale, transfer, assignment and/or conveyance to and the purchase by Athena Gold of the Mining Claims from Silver Reserve, in accordance with the terms of this Agreement;

(g) "Closing Date" means the second Business Day after all of the conditions of closing have been satisfied or waived, or such other date as the Parties may mutually agree which, in any event, shall not be later than August 1, 2024;

(h) "Closing Time" means 10:00 a.m. on the Closing Date, or such other time on that date as the Parties agree in writing that the Closing shall take place;

(i) "Encumbrance" means any encumbrance, security interest, mortgage, lien, hypothec, pledge, assignment, charge, or right, title or interest affecting the Mining Claims;

(j) "Environmental Liabilities" means any and all actions, demands, claims, debts, costs, liabilities, damages, duties, obligations, penalties, fines and charges of any nature imposed, issued, rendered or arising under or pursuant to provincial, federal and local laws or any present statute, regulation, by-law or other law, or any permit, license, certificate, approval, order, directive or other authorization of any Governmental Authority in respect of or pertaining to the impairment or contamination of the natural environment, the undertaking of mineral resource exploration, development, extraction or processing operations and the decommissioning, abandonment or closure of such operations or any matter ancillary to all of the above including, without limitation, the abatement, reclamation, rehabilitation, remediation and restoration of mining properties and assets and the natural environment;

(k) "Governmental Authority" means any United States federal, state or municipal government including any governmental agency, department, ministry, authority, tribunal, commission or official, stock exchange or securities commission having jurisdiction, including, for certainty, the Exchange;

(l) "including" means "including without limitation" and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

(m) “Payment in Kind” or “PIK” means the use of a good or service as a payment instead of cash. PIK in this agreement refers to the payment being delivered in gold, silver, precious metals, base metals, or industrial metals.

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(n) "Loss" in respect of any matter includes any and all costs, expenses, penalties, fines, losses, damages, liabilities and deficiencies (including, without limitation, all amounts paid in settlement, all interest and penalties and all reasonable legal and other professional fees and disbursements, including those incurred in defending any claim) arising directly or indirectly as a consequence of such matter;

"Mining Claims" has the meaning ascribed to such term in the first recital of this Agreement, a copy of which is attached as Schedule “A”;

(o) "Minerals" means all marketable metal-bearing material in whatever form or state that is mined, extracted, removed, produced or otherwise recovered and sold from the Mining Claims;

(p) “NSR Royalty” means the royalty of 3.0% (of which Athena Gold shall be entitled to repurchase pursuant to the terms disclosed in this Agreement) of net smelter returns from commercial production of mineral products, as more particularly described in Section 2.2.

(q) "Order" means any order (including any judicial or administrative order and the terms of any administrative consent), judgment, injunction, decree, ruling or award of any court, arbitrator or Governmental Authority;

(r) "Parties" means the parties to this Agreement collectively, and "Party'' means any of them;

(s) "Person" shall be broadly interpreted and includes an individual, body corporate, partnership, unincorporated joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law;

(t) "Mining Claims" means, collectively, the interest of the Silver Reserve in the Claims and the Books and Records;

(u) “Purchased Assets” means, collectively, the interest of Silver Reserve in the Mining Claims and the Books and Records;

(v) “Repurchase Price” has that meaning as disclosed in Section 2.3 with respect to repurchase of the NSR Royalty;

(w) “Right of First Offer” or “ROFO” requires an owner of an asset to negotiate the sale or lease of an asset with the holder of the ROFO before offering the asset for sale or lease to a third party. The ROFO provides Athena Gold with the “first look” on acquiring the remaining 1% NSR before Silver Reserve can bring other buyers to the table. If Athena Gold fails to come to an agreement on the terms of the sale with Silver Reserve (or if Athena Gold fails to exercise the ROFO within the given timeframe), then Silver Reserve has no further obligation to Athena Gold and is free to sell or lease the asset to a third party. In addition, Silver Reserve retains the right to transfer all NSR’s including the 1% NSR remaining after the 2% is bought out, to a related company controlled directly or indirectly by Todd D. Montgomery. At no time can Athena Gold or any of its subsidiaries or affiliates block, obstruct, or hinder the transfer of this NSR.

(x) “Taxes” means all national, federal, state, state, local or other taxes, including income taxes, mining taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, license taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

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1.2	Headings

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words "hereto", "herein", "hereof", "hereby" and "hereunder'' and similar expressions refer to this Agreement and not to any particular section or portion of it.

1.3	Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties.

1.5	Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by both Parties.

1.6	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right, except as shall be specified herein. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.7	Schedules

The following Schedules form part of this Agreement:

Schedule A:	List and Map of Mining Claims

1.8	Applicable Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed by and are to be construed in accordance with the laws of the State of Nevada and the laws of the United States of America applicable therein with the sole exception for matters relating to real property and mining rights which are to be governed and are to be construed in accordance with the laws of the State of Nevada. The Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the State of Nevada and all courts competent to hear appeals therefrom.

1.9	Currency

All statements of or references to dollar amounts in this Agreement are to lawful money of the United States of America.

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ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms and conditions hereof, Silver Reserve hereby agrees to sell, transfer, assign and convey to Athena Gold, and Athena Gold hereby agrees to purchase and acquire from Silver Reserve, all of the right, title and interest of the Silver Reserve in and to the Purchased Assets.

2.2	Purchase Price

(a) The consideration payable by Athena Gold to the Silver Reserve for the Purchased Assets (the “Purchase Price”) shall be payable in cash by way of bank draft, wire payment or certified cheque, payable to the parent company as follows:

EITHER:

(i)	US $45,000 (forty-five thousand dollars) payable in cash by way of bank draft, wire payment or certified cheque on the following dates:
(ii)	US $10,000 USD to be received upon execution June 1:
(iii)	US $15,000 USD to be received by July 1, 2024 : and
(iv)	$20,000 USD to be received by August 1, 2024.
(v)	Payments will be wired to the parent company.

(b) Upon completion of the cash payments under Section 2.2 (a) above, Athena Gold shall grant a 3% Net Smelter Returns Royalty (the “NSR Royalty”) in favour of Silver Reserve as follows:

(i) The term "NSR Royalty" shall mean the actual amount of payments received by Athena Gold from any independent refiner, custom smelter, mill, mint or other purchaser for ores, concentrates, precipitates, bullion and/or minerals mined and extracted from the Mining Claims and delivered for treatment and/or sale (hereinafter "Products"). In calculating the NSR Royalty, there shall be deducted therefrom the costs of transporting the Products from the Property to a purchaser, of all sampling, assaying, representation and umpire charges made or levied in connection with the sampling and assaying carried out after the Products have left the Property, of all charges and penalties for treatment and refining done by a purchaser, of all marketing, of all insurance premiums for insurance of such Products and of any sales, excise, production, import, export, extraction and other taxes on such Products (but not income taxes) if such charges are based on production of Products or payable out of the proceeds received or shown as deductions therefrom (hereinafter “Costs”).

(ii) Silver Reserve further acknowledges and agrees that Athena Gold shall have the right to market and sell or refrain from selling Products in any manner it may elect, that Athena Gold shall have the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements which may involve the possible delivery of Products and that Silver Reserve shall not be entitled to participate in any profits nor be obligated to share in any losses generated by said activities. Accordingly, with respect to any gold produced, the actual amount of payment received by Athena Gold shall be deemed to be the amount equal to the relevant number of ounces received by Athena Gold from producing operations on the Property times the gold price per ounce as quoted on the London Bullion Market (or other equivalent quotation) on the date (the "Outturn Date") the relevant mint, refiner or smelter credits Athena Gold’s account with refined gold. With respect to any metals other than gold produced and in the event Athena Gold delivers Product to satisfy their delivery obligations arising from any such futures or other forward trading or hedging activities, the proceeds received by Athena Gold shall, for the purposes hereof, be deemed to be the relevant London metal exchange closing spot quotation (or other equivalent or generally accepted quotation) on the date prior to the day any such delivery is made.

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(iii) If Products are sold to any third party which is affiliated with Athena Gold, the Products shall for purposes hereof be deemed to have been sold at the net posted price offered to other sellers of Product of like grade and quality F.O.B. the smelter, refinery or other place of treatment, less all Costs. If no net posted price exists, then the term "NSR Royalty" means the average net amount which other purchasers are ready, willing and able to pay for the Products of like grades and quality F.O.B. the smelter, refinery or other place of treatment, less all Costs. For the purposes of the foregoing, any third party shall be deemed to be affiliated with Athena Gold if, as a practical matter, whether through equity ownership or through contractual obligations, either Athena Gold or the third party controls, either directly or indirectly, the other or Athena Gold and the third party are under common control, directly or indirectly, of another third party or parties. If Athena Gold uses its own or leased equipment to transport Products, the costs of transporting the Products for the purpose of determining the amount of the NSR Royalty shall not exceed the firm rates quoted by other competent and reliable haulers who are ready, willing and able to transport Products.

(iv) Payment of the NSR Royalty in respect of any proceeds received by Athena Gold from the processing of any bulk samples (as that term is generally applied in standard industry practice) of ore that comprise, in aggregate, less than 3% of the proven and probable reserves within any particular mineral deposit located on the Property shall be deferred and be payable only upon the commencement of commercial production (as that term is generally used in the industry) and shall further only be payable on such proceeds after deduction of all milling costs of such bulk samples.

(v) Silver Reserve or its associates retain the right to receive in kind (“RIK”) the gold, silver, all other precious metals, base metals, and industrial metals in exchange for cash payment in USD. Payment in Kind is the use of a good or service as a payment instead of cash.

Athena Gold covenants and agrees with Silver Reserve that:

(i) Athena Gold shall keep proper books of account and records showing truthfully and accurately all particulars necessary to compute amounts payable in respect of the NSR Royalty and Silver Reserve shall have the right at all reasonable times to inspect and audit all such books of account and records, provided that any such inspections or examinations shall not unreasonably interfere with the operations of Athena Gold;

(ii) Athena Gold shall, during production, make and deliver to Silver Reserve within 30 days after the end of each fiscal quarter of Athena Gold a true and accurate statement showing all particulars necessary to compute the amount of the NSR Royalty then payable; and

(iii) Athena Gold shall make payment of the NSR Royalty to Silver Reserve within 30 days after the end of each fiscal quarter of Athena Gold, in respect of all payments received by Athena Gold from the smelter, mill, mint or other purchaser of the Products during such fiscal quarter.

2.3	Option to Purchase NSR Royalty

Athena Gold shall have the right at any time to acquire up to a 2% of the 3% NSR Royalty from Silver Reserve, free and clear of any liens, charges or encumbrances whatsoever, upon payment to Silver Reserve of the following:

(a)	EITHER:

(i)US$1.75 million (one million seven hundred and fifty thousand dollars) payable in cash by way of bank draft, wire payment or certified cheque within 24 (twenty-four) months of execution of this Agreement for the full 2% NSR Royalty, leaving a remaining 1% NSR (subject to the ROFO)

OR

(ii)US$2.5 million (two million five hundred thousand dollars) payable in cash by way of bank draft, wire payment, or certified cheque within 36 months (thirty-six) months of execution of the Agreement for 1% of the NSR Royalty, leaving a remaining 1% NSR (subject to the ROFO);

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(iii)US$6.0 million (six million dollars) within 48 months (forty-eight) months of execution of this Agreement for 1% of the NSR Royalty, leaving a remaining 1% NSR (subject to the ROFO);

OR

(iv)US $12 million within 60 months or 5 years for the 2% NSR, leaving a 1% NSR that Athena may purchase through the ROFO.

(v)Silver Reserve Corp. shall have access to all books and records. (See definition d. books and records). This allows Silver Reserve Corp. to make an informed decision on any offer made by Athena Gold pertaining to the NSR.

2.4 The ROFO requires an owner of an asset to negotiate the sale or lease of an asset with the holder of the ROFO before offering the asset for sale or lease to a third party. The ROFO provides Athena Gold with the “first look” on acquiring the remaining 1% NSR before Silver Reserve can bring other buyers to the table. If Athena Gold fails to come to an agreement on the terms of the sale with Silver Reserve (or if Athena Gold fails to exercise the ROFO within the given timeframe), then Silver Reserve has no further obligation to Athena Gold and is free to sell or lease the asset to a third party.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Silver Reserve

Silver Reserve, acknowledging that Athena Gold is entering into this Agreement in reliance thereon, represents and warrants to Athena Gold as follows:

(a) It is a corporation duly incorporated and validly existing under its statute of existence and is up to date in respect of all filings required by law or by any Governmental Authority, other than any deficiency that would not have an adverse material effect on Silver Reserve;

(b) All requisite corporate acts and proceedings have been done and taken or will by the Closing Date have been done and taken by Silver Reserve, if required with respect to entering into this Agreement and completing the transactions contemplated herein;

(c) Silver Reserve has the requisite corporate power and authority to own and lease its assets and properties, carry on and conduct its business as now being carried on and conducted by it and enter into this Agreement and to perform its respective obligations hereunder;

(d) This Agreement has been duly and validly executed and delivered by Silver and constitutes a legal, valid and binding obligation of Silver Reserve enforceable against it in accordance with the terms hereof;

(e) Silver Reserve has all necessary corporate power to own the Purchased Assets and is in compliance with all Applicable Laws and licenses, registrations, permits, consents and qualifications to which the Mining Claims are subject, other than any deficiency that would not have a material adverse effect on Silver Reserve or the Purchased Assets;

(f) No Approvals are required of Silver Reserve in connection with the execution and delivery or with the performance by it of this Agreement or to effectively complete the transaction contemplated by this Agreement;

(g) Silver Reserve has an undivided legal and beneficial good, valid, marketable and exclusive right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances;

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(h) All taxes, local improvements, assessment rates, utilities and any and all other payments to or assessments of any Governmental Authority having jurisdiction in respect of the Mining Claims have been made by Silver Reserve in respect thereof to and including the Closing Date;

(i) The sale of the Purchased Assets to Athena Gold and the completion of the transactions contemplated in this Agreement do not breach (i) the articles or by-laws of Silver Reserve or any directors or shareholders resolutions, (ii) any agreements, documents, instruments, covenants or undertakings to which Silver is a party or is bound or otherwise affected, or (iii) any Applicable Law;

(j) Neither the Claims nor any Minerals are subject to or bound by any royalty or royalty interest, whether registered or unregistered, and Silver Reserve has not granted any royalty interest in or affecting the foregoing, nor is any Person entitled to any royalty or other payment in the nature of rent or royalty on any Minerals produced from the Mining Claims;

(k) There is no action, suit, order, work order, petition, prosecution or other similar proceeding of which process initiating the same has been served on Silver Reserve or threatened against Silver Reserve and affecting any of the Purchased Assets at law or in equity or before or by any Governmental Authority;

(l) Athena Gold will buy the Mining Claims”as is, where is”

(m) Silver Reserve has not received notice of any breach of any Applicable Law in respect of its conduct on or under the Mining Clams, which could have a material adverse effect on the Mining Claims or the right, title and/or interest of Silver Reserve therein and thereto; and

3.2	Representations and Warranties of Athena Gold

Athena Gold, acknowledging that Silver Reserve is entering into this Agreement in reliance thereon, represents and warrants to Silver Reserve as follows:

(a) It is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is up to date in respect of all filings required by law or by any Governmental Authority, other than any deficiency that would not have an adverse material effect on Athena Gold;

(b) All requisite corporate acts and proceedings have been done and taken by Athena Gold with respect to entering into this Agreement and completing the transaction contemplated herein;

(c) Athena Gold has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) This Agreement has been duly and validly executed and delivered by Athena Gold and constitutes a legal, valid and binding obligation of Athena Gold enforceable against it in accordance with the terms hereof;

(f)Athena Gold has all necessary authority and capacity to enter into the Agreement and all necessary acts, actions and authorizations have been performed by Athena Gold in respect thereof.

3.3	Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of this Agreement against such Party is subject to the following qualifications:

(a) Specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b) Enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

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ARTICLE 4

CLOSING

4.1	Closing

The Closing will take place at the offices of Silver Reserve in Reno, Nevada, at the Closing Time or at such other place or time as the Parties may agree in writing.

4.2	Conditions Precedent in favour of Athena Gold

The obligation of Athena Gold to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Athena Gold and may be waived by it in writing in whole or in part):

(a) The transaction contemplated in this Agreement shall have been approved by the board of directors of Athena Gold and the Exchange (if applicable);

(b) Each of the representations and warranties of Silver Reserve contained in this Agreement shall be true, complete and accurate as and when made and at and as of the Closing Time;

(c) Silver Reserve shall have performed and complied with all of the covenants, terms and conditions in this Agreement to be performed or complied with by it at or before Closing;

(d) Silver Reserve shall have approved the execution and delivery of this Agreement and the completion of the transactions contemplated hereby in accordance with the terms of its statute of incorporation.

4.3	Conditions Precedent in Favour of Silver Reserve

The obligations of Silver Reserve to complete the transactions contemplated in this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Silver and may be waived by it in writing in whole or in part):

(a) Each of the representations and warranties of Athena Gold contained in this Agreement shall be true, complete and accurate as and when made and at and as of the Closing Time;

(b) Athena Gold shall have performed and complied with all of the covenants, terms and conditions in this Agreement to be performed or complied with by it at or before Closing;

(c) There shall not be pending any litigation or proceeding against Athena Gold or Silver Reserve brought by any Governmental Authority or any other Person that seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement and no Order that would prohibit, materially modify or restrain such transactions shall be in effect;

(d) Athena Gold shall have paid the Purchase Price in accordance with Section 2.2 hereof.

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ARTICLE 5

GENERAL

5.1	Expenses

Subject as otherwise set out in this Agreement, each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, accountants or other representatives or consultants.

5.2	Time

Time is of the essence of each provision of this Agreement.

5.3	Notices

Any notice, demand or other communication (in this Section 6.3, a "notice") required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a) delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible officer or employee of the recipient at the applicable address set forth below; or

(b) sent by electronic transmission (a "Transmission") during normal business hours on a Business Day;

(i)	To Silver Reserve at:

Suite 106, 1135 Terminal Way
Reno, Nevada
USA 89502

Attention: Todd Montgomery
Email: toddshaline@gmail.com

(ii)	to Athena Gold at:
Athena Gold Corporation
Suite 312, 2010A Harbison Drive
Vacaville. California
USA 95687

Attention: John C. Power
Email: johncaseypower@gmail.com

Each notice sent in accordance with this Section 6.3 shall be deemed to have been received:

(a) on the day it was delivered; or

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(b)on the same day that it was sent by Transmission, or on the first Business Day thereafter if the day on which it was sent by Transmission was not a Business Day.

Any Party may change its address for notice by giving notice to the other Party in accordance with this Section 6.3.

5.4

Silver Reserve retains the right to transfer all NSR’s including the 1% NSR remaining after the 2% is bought out, to a related company controlled directly or indirectly by Todd D. Montgomery. At no time can Athena Gold or any of its subsidiaries or affiliates block, obstruct, or hinder the transfer of this NSR.

5.5	Default

If any party (a “Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default will give written notice to the defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within 10 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default. Any and all dollars will be forfeited, and the Purchased Assets will not be transferred to Athena Gold if the 2nd and 3rd cash payment is not completed.

5.6	Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and other instruments, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

5.7	Counterparts

This Agreement may be executed in counterparts. Each executed counterpart shall be deemed to be an original. Each executed counterpart taken together shall constitute one agreement.

5.8	Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth.

(Signature Page follows)

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SILVER RESERVE CORP.

Per:

/s/ Todd Montgomery

Todd Montgomery
President

ATHENA GOLD CORPORATION

Per:

/s/ John C. Power

John C. Power
President and Chief Executive Officer

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EXHIBIT A – Silver Reserve Corp.

BD Lode Mining Claims – 11 Total

Sections 32, 33, T 5 S, R 40 E, MDB&M

Esmeralda County, Nevada

Claim	Name County File No.	BLM NMC

BD 1	160052	868274
BD 2	160053	868275
BD 3	160054	868276

BD 11	160062	868284
BD 12	160063	868285
BD 13	160064	868286
BD 14	160065	868287
BD 15	160066	868288
BD 16	160067	868289
BD 17	160068	868290
BD 18	160069	868291

All claims are valid on this map with the exceptions of claims 4 & 5

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